UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

ShoreTel, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
825211 10 5
(CUSIP Number)
12/31/10
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	825211 10 5

1	NAMES OF REPORTING PERSONS Crosspoint Venture Partners 1996, LP, a California limited partnership (“CVP 1996”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	825211 10 5

1	NAMES OF REPORTING PERSONS Crosspoint Associates 1996, LLC, a California limited liability company (“CA 1996”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-. CA 1996 is the general partner of CVP 1996.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0- CA 1996 is the general partner of CVP 1996.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	825211 10 5

1	NAMES OF REPORTING PERSONS Crosspoint Venture Partners 2000, LP, a California Limited Partnership (“CVP 2000”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	825211 10 5

1	NAMES OF REPORTING PERSONS Crosspoint Venture Partners LS 2000, LP, a California limited partnership (“CVP LS 2000”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	825211 10 5

1	NAMES OF REPORTING PERSONS Crosspoint Venture Partners 2000 Q, LP, a California Limited Partnership (“CVP 2000 Q”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	825211 10 5

1	NAMES OF REPORTING PERSONS Crosspoint Associates 2000, LLC, a California limited liability company (“CA 2000”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0- CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000 Q.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

-0-. CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000 Q.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	825211 10 5

1	NAMES OF REPORTING PERSONS Seth D. Neiman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States citizen

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		29,374 shares are directly held by Mr. Neiman. CA 1996 is the general partner of CVP 1996. CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000Q. Mr. Neiman is a general partner of CA 1996 and CA 2000.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

29,374 shares are directly held by Mr. Neiman. CA 1996 is the general partner of CVP 1996. CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000Q. Mr. Neiman is a general partner of CA 1996 and CA 2000.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

29,374

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.06%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	825211 10 5

Item 1(a)	Name of Issuer:
ShoreTel, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:
960 Stewart Drive Sunnyvale, CA 94085

Item 2(a)	Name of Person Filing:
Crosspoint Venture Partners 1996, LP
Crosspoint Associates 1996, LLC
Crosspoint Venture Partners 2000, LP
Crosspoint Venture Partners LS 2000, LP
Crosspoint Venture Partners 2000 Q, LP
Crosspoint Associates 2000, LLC
Seth D Neiman

Item 2(b)	Address of Principal Business Office or, if None, Residence:
2925 Woodside Road Woodside, CA 94062

Item 2(c)	Citizenship:
The entities listed in Item 2(a) are California Limited Partnerships and California Limited Liability Companies. The individual listed in Item 2(a) is a United States citizen.

Item 2(d)	Title of Class of Securities:
Common Stock

Item 2(e)	CUSIP Number:
825211 10 5

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check whether the Person Filing is:
Not applicable.

Item 4.	Ownership.
See Items 5-11 of cover sheets hereto

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not Applicable

Item 8.	Identification and Classification of Members of the Group.
Not Applicable

Item 9.	Notice of Dissolution of Group.
Not Applicable

Item 10.	Certifications.
Not Applicable
[The remainder of this page intentionally left blank.]

CUSIP No.	825211 10 5
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 1, 2011

Seth D Neiman
Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT ASSOCIATES 1996, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY
Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1996, LP, A CALIFORNIA LIMITED PARTNERSHIP By: Crosspoint Associates 1996, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT ASSOCIATES 2000, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY
Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CUSIP No.	825211 10 5

EXHIBIT A
Agreement of Joint Filing
The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 1, 2011 containing the information required by Schedule 13G, for the securities of ShoreTel, Inc., held by Crosspoint Venture Partners 1996, LP, Crosspoint Venture Partners 2000, LP, Crosspoint Venture Partners LS 2000, LP, and Crosspoint Venture Partners 2000 Q, LP, each a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

SETH D NEIMAN
Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT ASSOCIATES 1996, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY
Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1996, LP, A CALIFORNIA LIMITED PARTNERSHIP By: Crosspoint Associates 1996, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT ASSOCIATES 2000, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY
Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact